EXHIBIT 10.1

ALEXANDRIA REAL ESTATE EQUITIES, INC.
ANNIVERSARY BONUS PLAN

This Anniversary Bonus Plan (the “Plan”) is established by Alexandria Real Estate Equities, Inc. (the “Company”) effective as of July 1, 2010.

1.             PURPOSE OF THE PLAN.  The Plan is designed to provide for the payment of cash bonuses to employees of the Company (“Employees”) in recognition of their years of service with the Company.

2.             ADMINISTRATION.  The Compensation Committee of the Board of Directors of the Company (the “Committee”) shall have the full power and authority to administer the Plan and to interpret any terms and provisions of the Plan; provided, however, that the Chief Executive Officer of the Company (the “CEO”) shall have the power and authority to determine and authorize bonuses for any individual other than the CEO, the President of the Company, the Chief Financial Officer of the Company and any Senior Vice President of the Company.  Decisions of the Committee and CEO, as applicable, shall be conclusive and binding upon all Employees.

3.             ELIGIBILITY FOR AND AMOUNT OF BONUSES.   Each full-time Employee shall be eligible to receive a bonus under the Plan following completion of every five (5) full years of service with the Company.  The amount of such bonus shall be equal to one thousand dollars ($1,000) per completed year of service with the Company (e.g., $15,000 for 15 completed years of service).  Partial years of service shall not be taken into account in calculating the amount of any such bonus.

4.             PAYMENT OF BONUSES.  Each eligible Employee shall receive a bonus under the Plan on the date that he or she completes the required number of years of service with the Company, as determined under Section 3 (the “Anniversary Date”) or as soon as administratively practicable thereafter; provided, however, that all bonuses under the Plan shall be paid by March 15th of the calendar year following the calendar year in which the Anniversary Date occurs.  Bonus payments under the Plan shall be made in the form of cash.

5.             WITHHOLDING OF COMPENSATION.  The Company shall deduct and withhold from any amounts payable to Employees under the Plan any amounts required to be deducted and withheld by the Company under the provisions of any applicable federal, state and local statute, law, regulation, ordinance or order.

6.             PLAN FUNDING.  The Plan shall be unfunded.  Nothing contained in the Plan will be deemed to require the Company to deposit, invest or set aside amounts for the payment of any bonuses under the Plan.

7.             AMENDMENT OF THE PLAN.  The Plan may be amended, modified or terminated at any time by the Committee.

8.             NO GUARANTEE OF CONTINUED SERVICE.  The Plan shall not confer any rights upon Employees to remain in service with the Company for any specific duration or interfere with or otherwise restrict in any way the rights of the Company to terminate an Employee’s service with the Company for any reason, with or without cause or notice.

9.             NO ASSIGNMENT OR TRANSFER.  None of the rights, benefits, obligations or duties under the Plan may be assigned or transferred by any Employee.  Any purported assignment or transfer by any Employee shall be void.

10.          GOVERNING LAW.  The rights and obligations of any Employee under the Plan shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Maryland without regard to its or any other jurisdiction’s conflicts of laws principles.